Exhibit 4.11

Exhibit D

FOURTH AMENDMENT
TO THE
SEARS 401(K) PROFIT SHARING
TRUST AGREEMENT
(As Amended and Restated effective January 1, 1998)

Pursuant to the authority reserved to the Company in Section 13.1 of the Sears 401(k) Profit Sharing Trust Agreement (The "Trust Agreement"), the Trust is hereby amended in the following respects, effective as of the later of May 10, 2001, or the effective date of the Investment Committee's initial appointment of the Named Fiduciary (as described herein):

1. The Trust Agreement is hereby renamed "The Sears 401(k) Savings Plan Trust Agreement."

2. The definition of "Committee" in Section 1 of the Trust Agreement is hereby revised to read as follows:

"Committee" or "Investment Committee" means the committee responsible for appointing the Named Fiduciary (described in Section 13.10 of the Plan) and responsible for the matters assigned to it by Section 3.3 of this Trust Agreement in accordance with the terms of the Plan and this Trust Agreement, the members of which are appointed by the Company.

3. Section 3.3 is hereby revised to read as follows:

3.3 Plan Administration, Identification of Fiduciaries. The Plan is administered by the Plan Administrator or by any duly authorized delegate thereof. Except as otherwise provided herein, a committee comprised of one or more members appointed by the Company to oversee the investment of the Plan's assets (the "Investment Committee") has the authority and responsibility to appoint or select trustees, custodians, and the Named Fiduciary described herein, to determine the number and type of investment options (including, without limitation, the investment style of each investment option, such as active or passive management style, growth or value investment orientation or large cap or small cap investment orientation) offered under the Plan and to exercise investment discretion with respect to the Company Stock Fund and the ESOP, to oversee any Participant-directed brokerage accounts, and to select mutual funds or a window option of mutual funds ("window option") pursuant to and in accordance with the terms of the Plan. The Named Fiduciary has the authority and responsibility to select, subject to the authority of the Investment Committee set forth in the immediately preceding sentence, the investment options offered under the Plan (within the categories established by the Investment Committee), to appoint the investment manager for each option made available under the Plan (other than the ESOP, the Company Stock Fund, any Participant-directed brokerage account, or any mutual fund, or window option), to establish investment guidelines, proxy voting policies and securities trading and lending procedures for the funds for which it is responsible, and to monitor the performance of the Trustee and custodian, and of the Investment Managers retained by the Named Fiduciary, and the Investment Funds (other than the Company Stock Fund, the ESOP, any Participant-directed brokerage account, and any mutual fund or window option entirely chosen by the Investment Committee). A mutual fund or window option is treated as entirely chosen by the Investment Committee if the Committee, rather than the Named Fiduciary, directs the Trustee to execute the subscription agreement and all other documentation related to the Plan's investment in such mutual fund or window option. All directions to the Trustee with respect to investments under the Company Stock Fund, the ESOP, any Participant-directed brokerage account, or any mutual fund or window option chosen entirely by the Committee, shall be made by the Committee, except as otherwise indicated including without limitation, in Sections 4.5(m), 4.5A, 5.1 and 5.2. All directions to the Trustee with respect to the investment of assets allocated to all other investment options under the Plan shall be by the Named Fiduciary or by the Investment Manager, appointed by the Named Fiduciary and responsible for the investment of the assets allocated to such investment option.

The Company, the Committee, and the Named Fiduciary are "named fiduciaries" of the Plan, as described in Section 402 of ERISA. In addition, to the extent permitted under ERISA, the term "named fiduciary" shall include each person entitled to benefits under the Plan to the extent of his authority to (i) exercise shareholder rights, including voting, tender and exchange rights, in accordance with Section 7, with respect to Common Stock allocated to his account under the Plan and with respect to a proportionate share of the unallocated Common Stock and the allocated Common Stock for which other participants do not give timely voting instructions to the Trustee in accordance with Section 7, or (ii) direct the investment of his accounts under the Plan.

4. Sections 4.3 is hereby revised to read as follows:

4.3 Investment Funds. The Named Fiduciary, from time to time, may direct the Trustee to establish one or more Investment Funds under which all or any portion of the Trust Fund assets shall be invested in accordance with the directions of an Investment Manager appointed by the Named Fiduciary in accordance with Section 5.1, or which Investment Funds shall be mutual funds or commingled funds selected by the Named Fiduciary. The Committee, from time to time, may direct the Trustee to establish, as an Investment Fund, in addition to the Company Stock Fund, a mutual fund, or window option of mutual funds under which all or any portion of the Trust Fund assets may be invested. Except as otherwise provided below, all interest, dividends and other income received with respect to, and any proceeds received from the sale or other disposition of, securities or other property held in an Investment Fund shall be credited to and reinvested in such Investment Fund. The Trustee shall be under no duty to review the investment guidelines, objectives and restrictions established for any Investment Fund. Subject to the terms of the Plan, the Named Fiduciary may direct the Trustee to eliminate an Investment Fund or Funds selected by the Named Fiduciary, and the Committee may direct the Trustee to eliminate an Investment Fund or Funds entirely selected by the Investment Committee, and the Trustee shall thereupon dispose of or transfer the assets of such Investment Fund and reinvest such assets or the proceeds thereof in accordance with the directions of the Named Fiduciary or the Committee, as applicable. The Committee or the Recordkeeper shall direct the Trustee regarding contributions to, transfers to, from or among, and distributions from the Investment Funds, provided, however, that the assets of the ESOP portion of the Plan shall be invested primarily in Common Stock.

5. The introductory language of Section 4.5 is hereby revised to read as follows:

4.5 General Powers. Subject to the provisions of Sections 4.3, 4.4 and 5, the Trustee shall have the following powers, rights and duties in addition to those provided elsewhere in this Trust Agreement or, except to the extent inconsistent herewith, by law, which, except as otherwise provided herein, shall be exercised on direction of (i) the Committee in the case of the ESOP and Company Stock Fund, any Participant-directed brokerage account, or any mutual fund, or window option in which the Trustee is directed to invest by the Investment Committee, and (ii) the Named Fiduciary or an Investment Manager in the case of all other Investment Funds:

6. Paragraph (e) of Section 4.5 is hereby revised to read as follows:

To engage in the lending of securities to banks, broker-dealers and other borrowers pursuant to regulations of the Department of Labor and any other applicable regulatory authority and in accordance with a written agreement entered into with the Company containing any guidelines and directions provided by the Company, and as further supplemented by the Named Fiduciary, and to receive and invest collateral provided by the borrower.

7. Paragraph (l) of Section 4.5 is hereby revised to read as follows:

(l) To retain or invest any reasonable percentage of each Investment Fund in cash or cash equivalents (pending other investment, reinvestment or payment of expenses or benefits), including, but not limited to, savings accounts, certificates of deposit, repurchase agreements (including savings accounts, certificates of deposit and repurchase agreements with the Trustee in its banking capacity or its affiliates so long as such investments bear a reasonable rate of interest), United States Treasury bills, commercial paper and similar types of securities and any collective trust or mutual fund maintained by the Trustee for the management of cash or cash equivalents; and to sell any such cash equivalent instruments. The percentage of assets in each Investment Fund in cash or cash equivalents may differ from Fund to Fund and time to time.

8. Paragraph (o) of Section 4.5 is hereby revised to read as follows:

(o) To organize or acquire shares of stock issued by one or more corporations each of which shall be intended to be exempt from tax under Section 501(c)(2) of the Code.

9. The last two paragraphs of Section 4.5 are revised to read as follows:

The Trustee shall transmit promptly to the Named Fiduciary, Investment Manager or the Committee, as the case may be, all notices of conversion, redemption, tender, exchange, subscription, class action, claim in insolvency proceedings or other rights or powers relating to any of the Securities or Other Property, held in the Trust Fund, which notices are received by the Trustee from its agents or custodians, from issuers of the Securities or Other Property in question and from the party (or its agents) extending such rights. The Trustee shall have no obligation to determine the existence of any conversion, redemption, tender, exchange, subscription, class action, claim in insolvency proceedings or other right or power relating to any of the Securities or Other Property in the Trust Fund of which notice was given prior to the purchase of such Securities or Other Property by the Trust Fund, or notice was not given within an applicable notice period with respect to such Securities or Other Property and shall have no obligation to exercise any such right or power unless the Trustee is informed of the existence of the right or power.

The Trustee shall not be liable for any untimely exercise or assertion of such rights or powers described in the paragraph immediately above in connection with Securities or Other Property held in the Trust Fund unless (i) the Trustee or its agents or custodians are in actual possession of such Securities or Other Property and (ii) the Trustee receives the directions to exercise any such rights or powers from the Named Fiduciary, Committee or the Investment Manager, as the case may be, and both (i) and (ii) occur at least three business days prior to the date on which such rights or powers are to be exercised; provided, however, that the Trustee shall not be relieved from liability under this paragraph for the untimely assertion of such rights or powers due to failure to timely receive direction with respect to any Securities or Other Property held in a Separate Investment Account for which the Trustee (including SSgA) has been named the Investment Manager.

10. The first clause (i) of paragraph (g) of Section 4.6 is hereby revised to read as follows:

Securities or Other Property shall be valued at their market values based on information and financial publications of general circulation, statistical and valuation services, records of security exchanges, appraisals by qualified persons, transactions and bona fide offers in assets of the type in question and other information customarily used in the valuation of assets ("Pricing Sources"), or if market values are not available, at their fair values as provided to the Trustee by the party with authority to trade such securities (Named Fiduciary, Investment Manager or the Committee, as applicable). The Trustee may rely on the prices provided by the Pricing Sources or the Named Fiduciary, Investment Manager or the Committee as a certification as to value in performing any valuations or calculations required of the Trustee under this Trust Agreement.

11. The fifth sentence of Section 4.7 is hereby revised to read as follows:

Within forty-five (45) days following the close of each calendar year (or following the close of such other period as may be agreed upon by the Trustee and the Company) and as often as may reasonably be required by the Company and agreed by the Trustee, the Trustee shall file with the Company a written account pursuant to guidelines provided by the Company and agreed to by the Trustee setting forth a description of all securities and other property purchased and sold, and all receipts, disbursements and other transactions effected by it upon its own authority or pursuant to the directions of the Named Fiduciary, Investment Manager or the Committee during such annual or shorter period, and showing the securities and other properties held at the end of such period, and their current value.

12. The eighth sentence of Section 4.8 is hereby revised to read as follows:

In addition, the Trustee is authorized to pay from the Trust Fund the Named Fiduciary's fees and all reasonable investment manager or investment advisor fees, legal fees, actuarial fees, accounting fees, and other reasonable administrative expenses incurred by the Employers at the direction of the Committee, or the Named Fiduciary (other than with respect to its own fees), as applicable, to the extent that they are not paid directly by the Employers.

13. Paragraph (c) of Section 4.10 is hereby revised to read as follows:

(c) subject to Section 6.1 and investment guidelines provided by the Named Fiduciary or Investment Committee, as applicable, to diversify the investments of that portion of the Trust Fund for which the Trustee has been appointed Investment Manager, so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so.

14. New paragraph (d) is added to Section 4.10:

(d) The Trustee shall work with the Named Fiduciary to develop a system to prevent the Plan from engaging, or continuing to engage, in investment transactions that would violate certain provisions of Sections 406 through 408 of ERISA, or Section 4975 of the Code not otherwise exempt from being a prohibited transaction.

15. Section 5 is hereby revised to read as follows:

5.1 Investment Managers

(a) Pursuant to Section 3.3, the Named Fiduciary shall have the authority and responsibility to appoint or remove an individual, partnership or corporation (which may be a subsidiary of the Company or of any Employer) as an Investment Manager, each of whom shall have the power to manage and to direct the Trustee with respect to the acquisition and disposal of assets constituting all or a portion of the Trust Fund to be known as a "Separate Investment Account" or "Account." Each Investment Fund shall constitute a Separate Investment Account. Written notice of any such appointment and/or removal shall be given to the Trustee and the Investment Manager so appointed or removed, and acceptance by any Investment Manager of such appointment shall be in writing. An Investment Manager so appointed shall furnish the Trustee with the name and specimen signature of each individual who is authorized to act on behalf of the Investment Manger. As long as an Investment Manager is acting, such Investment Manager shall direct the Trustee to invest and the Trustee shall invest the applicable Separate Investment Account in any property in which the Trustee could invest under this Trust. Subject to the provisions of the applicable investment management agreement, the Investment Manager of any Separate Investment Account shall have all of the investment powers and duties granted to or imposed on the Trustee under the provisions of Section 4.5. Subject to the provisions of Section 7, the Investment Manager shall have full authority and the responsibility to direct the Trustee with respect to the acquisition, retention, management, and disposition of all of the assets from time to time comprising the Separate Investment Account being managed by such Investment Manager and the voting of proxies thereon, and the Trustee shall have no duty or obligation to review the assets from time to time comprising such Separate Investment Account, to make recommendations with respect to the investment, reinvestment, or retention thereof, nor with respect to the voting of proxies thereon, except as would otherwise be required to meet the Trustee's obligations under the Trust, ERISA or any other applicable law. Generally, the Trustee shall certify the value of any securities or other property held in the Separate Investment Account managed by the Investment Manager; provided, however, that if the securities or other property cannot be valued using the Trustee's normal pricing sources, the Trustee may require the Investment Manager, or Named Fiduciary, as the case may be, to provide a value. The Trustee shall inform the Named Fiduciary and the Company if the Trustee uses an Investment Manager's valuation for a particular security or other property. Any fees and expenses of an Investment Manager, except to the extent paid by an Employer, shall be paid from the Trust Fund.

(b) Cash received or held by the Trustee from time to time for any Separate Investment Account shall be fully invested in accordance with the directions of the Investment Manager for such Account; provided, however, that in the absence of any affirmative directions from such Investment Manager (which may be standing directions), the Trustee shall take all reasonable steps to itself act under Section 4.5(l) in accordance with directions (which may be standing directions) from the Named Fiduciary.

(c) Any direction given to the Trustee by an Investment Manager with respect to a Separate Investment Account shall either (i) be made in writing or via facsimile or other electronic communications as shall be agreed upon by the Investment Manager and the Trustee; or (ii) if oral, shall be confirmed in writing or via facsimile or other electronic communications as shall be agreed upon by the Investment Manager and the Trustee within a reasonable period. The Trustee may issue to an Investment Manager security codes or passwords in order that the Trustee may verify that certain transmissions of information, including directions or instructions have been originated by the Investment Manager. To the extent that directions or instructions using such security codes or passwords constitute proper directions, Trustee liability associated with such directions shall be governed by Section 5.3 of this Trust Agreement. Except as otherwise provided in this Trust Agreement, the Investment Manager of a Separate Investment Account shall have the power and authority, to be exercised in its sole discretion at any time and from time to time, to issue orders for the purchase or sale of securities directly to a broker. Written notification of the issuance of each such order shall be given promptly to the Trustee by the Investment Manager and the confirmation of each such order shall be confirmed to the Trustee by the broker. Unless otherwise directed by the Investment Manager, such notification shall be authority for the Trustee to pay for securities purchased or to deliver securities sold as the case may be. Upon the direction of the Investment Manager, the Trustee will execute and deliver appropriate trading authorizations, but no such authorization shall be deemed to increase the liability or responsibility of the Trustee under this Trust Agreement.

(d) The Trustee may assume that any Separate Investment Account previously established and the appointment of any Investment Manager for such Separate Investment Account continues in force until receipt of written notice to the contrary from the Company or the Named Fiduciary. In addition, the Trustee shall have no responsibility to invest or manage any asset held in a Separate Investment Account unless the Trustee itself has been appointed Investment Manager for such Account pursuant to a separate written agreement, in which case it shall have the powers and duties of an Investment Manager with regard to such Account, in addition to its powers and duties as Trustee.

(e) During any time when there is no Investment Manager (including the Trustee if appointed as an Investment Manager) appointed with respect to all or part of a Separate Investment Account (including without limitation an Investment Fund, the Named Fiduciary shall direct the investment and reinvestment of such Account. With respect to assets of Separate Investment Accounts over which the Named Fiduciary has assumed investment responsibility, the Named Fiduciary shall direct the Trustee to invest and the Trustee shall invest the applicable Separate Investment Account in any property in which the Trustee could invest under this Trust. With respect to any Separate Investment Account for which the Named Fiduciary has assumed investment responsibility, the Named Fiduciary shall have all of the investment powers and duties granted to or imposed on the Trustee under the provisions of Section 4.5. Subject to the provisions of Section 7, the Named Fiduciary shall have full authority and the responsibility to direct the Trustee with respect to the acquisition, retention, management, and disposition of all of the assets from time to time comprising the Separate Investment Account being managed by the Named Fiduciary and the voting of proxies thereon, and the Trustee shall have no duty or obligation to review the assets from time to time comprising such Separate Investment Account, to make recommendations with respect to the investment, reinvestment or retention thereof nor with respect to the voting of proxies thereon, except as would otherwise be required to meet the Trustee's obligations under the Trust, ERISA or any other applicable law. The Named Fiduciary shall have the powers and duties with regard to the manner of giving direction to the Trustee which an Investment Manager would have under Section 5.1(c) and the Trustee shall be protected to the same extent as if those directions came from an Investment Manager.

5.2 Committee Direction. Subject to the provisions of Sections 4.5(m), 4.5A, 5.1 and 7, the Committee shall have full authority and responsibility to direct the Trustee with respect to the acquisition, retention, management, and disposition of all of the assets from time to time comprising the Company Stock Fund and the ESOP, and the voting of proxies thereon, and the Trustee shall have no duty or obligation to review the assets from time to time comprising such Company Stock Fund or ESOP, to make recommendations with respect to the investment, reinvestment or retention thereof, nor with respect to the voting of proxies thereon, except as would otherwise be required to meet the Trustee's obligations under the Trust, ERISA or any other applicable law. The Committee shall have the powers and duties with regard to the manner of giving direction to the Trustee which an Investment Manager would have under Section 5.1(c) and the Trustee shall be protected to the same extent as if those directions came from an Investment Manager. The Committee may, in its discretion (and shall in the case of matters described in Section 4.5(m)) appoint an Investment Manager (including without limitation SIMCO) to exercise the Committee's investment responsibilities with respect to the Company Stock Fund and ESOP and to perform those responsibilities described in Section 4.5(m). The provisions of

Section 5.1 shall apply to such an appointment as if the Committee were the Named Fiduciary under those provisions.

5.3 Indemnification of Trustee. To the extent not prohibited by applicable law, the Company agrees to indemnify the Trustee and hold it harmless from any and all liability or expense (including any reasonable legal fees and reasonable expenses incurred by the Trustee in its defense if the Company fails to provide such defense) which the Trustee may sustain by (a) following any proper direction of an Investment Manager, the Recordkeeper, the Company, the Committee, the Named Fiduciary or the Plan Administrator made in accordance with this Trust, or (b) any failure to act in the absence of proper directions from an Investment Manager, the Recordkeeper, the Company, the Committee, the Named Fiduciary or the Plan Administrator, provided that the Trustee's action or failure to act is otherwise consistent with its obligations under ERISA, any other applicable law and the Trust, or (c) out of a Plan not qualifying as an ERISA 404(c) plan or the inability of a Plan participant or beneficiary to exercise independent control over his account within the meaning of 29 C.F.R. Section 2550.404c-1, and provided, further, that the Trustee shall not be indemnified if such liability or expense results from the Trustee's negligence (whether acting as a trustee, a recordkeeper, an investment manager or in any other capacity) or if the Trustee (in any capacity) knowingly participates in, or knowingly undertakes to conceal an act or omission of such Investment Manager, the Recordkeeper, the Company, the Committee, the Named Fiduciary or the Plan Administrator, knowing such act or omission to be a breach.

5.4 Duty of Trustee with Respect to Tax Returns and Withholding. The Company, Named Fiduciary, each Investment Manager, and the Trustee shall file such descriptions and reports and make such other publications, disclosures, registrations and other filings as are required of them respectively by ERISA. Until advised to the contrary by the Company or otherwise actually notified, the Trustee shall assume that the Trust is exempt from Federal, State and local income taxes, and shall act in accordance with that assumption. If an investment in a Separate Investment Account directed by an Investment Manager creates taxable income including but not limited to unrelated business taxable income, the Investment Manager (including the Trustee if appointed as an Investment Manager), shall notify the Trustee in writing and direct the Trustee regarding preparation and filing of any tax returns and payment of any income or other tax which may be due. In the absence of such written notice and direction, the Trustee shall not be responsible for failing to pay any taxes or failing to file any returns with respect to a Separate Investment Account unless the Trustee has actual knowledge that an investment creates taxable income. So long as the Trustee has been separately retained under an agreement to provide Plan participant benefit payment services, the Trustee shall withhold any tax which by any present or future law is required to be withheld from any payment or distribution under the Plan based upon direction provided to the Trustee by the Company or the Recordkeeper, unless notified in writing by the Company that another entity has assumed responsibility for tax withholding. The Company or the Recordkeeper shall provide all information reasonably required by the Trustee to enable the Trustee to so withhold.

16. Paragraph (a) of Section 9.2 is hereby revised to read as follows:

(a) to determine the portion of the Plan assets that shall be held in the ESOP portion and the non-ESOP portion of the Plan;

17. Paragraph (e) of Section 9.2 and the last paragraph of Section 9.2 are hereby deleted.

18. Section 9.3 is hereby revised to read as follows:

Named Fiduciary, Investment Committee, Plan Administrator and Investment Manager Instructions to the Trustee. The Company shall certify to the Trustee the name of the person or persons empowered to act on behalf of the Plan Administrator and the names of the members of the Investment Committee acting from time to time, and the Named Fiduciary shall certify to the Trustee the name of the person or persons empowered to act on behalf of the Named Fiduciary, and the Trustee shall not be charged with knowledge of a change in any such person or persons until so notified by the Company or Named Fiduciary, as applicable. The Trustee may rely upon an instrument of designation signed by an officer of the Company or by one or more of the Secretary or members of the Investment Committee, or by such other person or persons as shall be designated by either the Plan Administrator or the Investment Committee to act on its behalf (or by an officer of the Named Fiduciary, as applicable) and filed with the Trustee and shall have no responsibility for any action taken by them in accordance with any such written direction, or for the failure to act in the absence of such written direction. Notwithstanding the foregoing, the Trustee may act on directions given by telephone or telephonic means, which directions shall be promptly confirmed in writing.

The Trustee shall be further protected in relying upon a certification from an Investment Manager appointed pursuant to Section 5.1 or 5.2 as to the person or persons authorized to give directions on behalf of such Investment Manager and may continue to rely upon such certification until a subsequent certification is filed with the Trustee.

19. Section 12 is hereby amended by replacing each reference to the "Company" with a reference to the "Investment Committee," and by adding the following sentence at the end of Section 12.2:

The Investment Committee may, upon advance written notice to the Trustee, delegate its authority to remove the Trustee to the Named Fiduciary.